Delisting Determination, The Nasdaq Stock Market, LLC, September 6, 2024. Lucy Scientific Discovery Inc.
The Nasdaq Stock Market LLC (the Exchange) has determined to remove from listing the securities of Lucy Scientific Discovery Inc., effective at the opening of the trading session on September 16, 2024.
Based on review of information provided by the Company, Nasdaq Staff determined that the Company no longer qualified for listing on the Exchange pursuant to Listing Rule 5550(b)(1).
The Company was notified of the Staff determination on May 7, 2024.
On May 14, 2024, the Company exercised its right to appeal the Staff determination to the Listing Qualifications Hearings Panel (Panel) pursuant to Listing Rule 5815.
On May 21, 2024, the Company received an additional delist determination pursuant to Listing Rule 5250(c)(1).
On June 27, 2024, upon review of the information provided by the Company, the Panel determined to deny the Company request to remain listed in the Exchange and determined to delist the Company.
The Company securities were suspended on July 1, 2024.
The Company did not appeal the delist decision to the Nasdaq Listing and Hearing Review Council (Council) and the Council did not call the matter for review. The Staff determination to delist the Company became final on August 12, 2024.